UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 28, 2011

MPG OFFICE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-31717 (Commission File Number)	04-3692625 (IRS Employer Identification No.)

355 South Grand Avenue, Suite 3300 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

(Registrant’s telephone number, including area code)
213-626-3300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

	Item 1.01	Entry into a Material Definitive Agreement.
	Item 7.01	Regulation FD Disclosure.
	Item 9.01	Financial Statements and Exhibits.

Signatures

Exhibit 99.1	Framework Agreement by and among MPG Office, L.P., Macquarie Office II LLC, and BCSP VI Portfolio Acquisition LLC dated October 28, 2011
Exhibit 99.2	Purchase and Sale Agreement and Joint Escrow Instructions, dated as of October 28, 2011, by and between Maguire Properties–Denver Center, LLC and BCSP Denver Property LLC
Exhibit 99.3	Purchase and Sale Agreement and Joint Escrow Instructions, dated as of October 28, 2011, by and between Maguire Properties–San Diego Tech Center, LLC and BCSP SDTC Property LLC
Exhibit 99.4	Press release dated October 31, 2011

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2011, MPG Office, L.P. (together with affiliate entities, the “Company”), Macquarie Office II LLC (“Charter Hall Office REIT”) and BCSP VI Portfolio Acquisition LLC (an affiliate of Beacon Capital Partners, LLC, or “Beacon”) entered into a framework agreement, pursuant to which, among other things, Charter Hall Office REIT will transfer its 80% interest in Maguire Macquarie Office, LLC (the “joint venture”) to Beacon. The agreement sets forth the terms under which the Company will consent to the transfer, and specifies the various transactions that will occur on the closing date of the transfer. Such transactions include: (1) the existing joint venture will sell its interest in Wells Fargo Center, located in Denver, Colorado, and San Diego Tech Center, located in San Diego, California, to affiliates of Beacon; (2) the Company will sell its development rights at San Diego Tech Center to an affiliate of Beacon; and (3) the Company will receive a lump sum payment in consideration for its agreement to terminate its right to receive certain fees following the closing date. The agreement provides the terms of the new joint venture between the Company and an affiliate of Beacon, following the transfer. Such terms include a three-year lockout, during which time neither partner will have the right to exercise the marketing rights under the joint venture agreement. The agreement also requires the Company, Charter Hall Office REIT and Beacon to jointly market Stadium Gateway, located in Anaheim, California, for sale to third parties.

Following consummation of the transfer of Charter Hall Office REIT’s interest to an affiliate of Beacon and the other transactions described above, the new joint venture between the Company and an affiliate of Beacon will continue to own interests in each of One California Plaza, located in Downtown Los Angeles, Cerritos Corporate Center, located in Cerritos, California, and Stadium Gateway (unless such asset is sold pursuant to the marketing effort). The Company will continue to maintain a 20% interest in the joint venture following the closing date. The closing of the various transactions is expected to occur in the first quarter of 2012, and is subject to customary closing conditions, including obtaining lender and other third-party consents.

This description is qualified in its entirety by reference to the full text of the framework agreement, and the purchase and sale agreements for Wells Fargo Center Denver and San Diego Tech Center, filed as Exhibits 99.1, 99.2 and 99.3, respectively, to this report.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On October 31, 2011, the Company issued a press release announcing, among other things, that it has entered into an agreement with Charter Hall Office REIT and affiliates of Beacon relating to the transfer of Charter Hall Office REIT’s 80% interest in the joint venture to Beacon, a copy of which is furnished as Exhibit 99.4 herewith. Net proceeds from the transactions to the Company are expected to total approximately $45 million (excluding any proceeds of a sale of Stadium Gateway) and will be used for general corporate purposes. The closing of the various transactions is expected to occur in the first quarter of 2012, and is subject to customary closing conditions, including obtaining lender and other third-party consents.

Exhibit 99.4 is being furnished pursuant to Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:

The following exhibits are either filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1*	Framework Agreement by and among MPG Office, L.P., Macquarie Office II LLC, and BCSP VI Portfolio Acquisition LLC dated October 28, 2011
99.2*	Purchase and Sale Agreement and Joint Escrow Instructions, dated as of October 28, 2011, by and between Maguire Properties–Denver Center, LLC and BCSP Denver Property LLC
99.3*	Purchase and Sale Agreement and Joint Escrow Instructions, dated as of October 28, 2011, by and between Maguire Properties–San Diego Tech Center, LLC and BCSP SDTC Property LLC
99.4**	Press release dated October 31, 2011
_________

*	Filed herewith.

**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPG OFFICE TRUST, INC. Registrant

/s/ JONATHAN L. ABRAMS
Jonathan L. Abrams Senior Vice President, General Counsel and Secretary

Date:   As of October 31, 2011